Exhibit 99.1

BIMI International Medical Inc. Signs Stock Purchase Agreement

With Bengbu Mali OB-GYN Hospital

NEW YORK, Dec. X, 2021 (GLOBE NEWSWIRE) -- BIMI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it has signed a stock purchase agreement with Bengbu Mali OB-GYN Hospital (the “ Mali Hospital”), also known as Bengbu Mali Maternity Hospital.

The aggregate purchase price (the “Purchase Price”) for the Mali Hospital is US$16,750,000. The consideration consists of cash in the amount of US$2,800,000 and 3,000,000 newly-issued shares of common stock of BIMI (the “Parent Shares”), with an agreed upon value by the parties of US$9,000,000 at US$3.00 per share, is to be paid at the Closing.

The remainder of the purchase price of 1,650,000 shares of Common Stock valued at US$4,950,000, or $3.00 per share (the “Earnout Amount”), is subject to post-closing adjustments based on the performance of Mali Hospital in 2022 and 2023. If the net profit of Mali Hospital in 2022 equals or exceeds the net profit target, which is RMB 5,000,000 (approximately US $770,000), approximately 50% of the Earnout Amount will be paid to the sellers or their designees by the issuance of 800,000 shares of Common Stock. If the net profit target is not met, a reduced number of shares of Common Stock will be issuable based on the ratio of the actual net profit to the net profit target. The sellers or their designees will receive about 50% (or a smaller portion) of the Earnout Amount (850,000 shares of Common Stock), subject to Mali Hospital reaching a similar performance target in 2023.

“The acquisition of the Mali Hospital enhances our hospital chain for obstetrics and gynecology. We plan to shortly open new departments in this hospital, including minimally invasive plastic surgery, Ophthalmology and Rehabilitation. We predict these new departments could account for 45% of hospital’s revenue in two years,” said Mr. Tiewei Song, Chief Executive Officer and President of BIMI International Medical Inc.

About BIMI International Medical Inc.

BIMI International Medical Inc. was founded in 2006. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates five private hospitals in China. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

IR Contact:

Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com